Exhibit 10.19

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

COMMERCIAL SUPPLY AGREEMENT
(Dry Eve Product and Surgical Product in Multi-dose Bottles)

This Commercial Supply Agreement (“Agreement”) is made as of this 27th day of June, 2016 (“Effective Date”), by and between Kala Pharmaceuticals, Inc., a Delaware corporation, with a place of business at 100 Beaver St., #201, Waltham, Massachusetts 02453, USA (“Client”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, with a place of business at 14 Schoolhouse Road, Somerset, New Jersey 08873, USA (“Catalent”).

RECITALS

A.                                    Client is a company that develops, markets and sells pharmaceutical products;

B.                                    Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer healthcare companies;

C.                                    Client desires to engage Catalent to provide certain services to Client in connection with the processing of Client’s Product, and Catalent desires to provide such services, all pursuant to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the mutual covenants, terms and conditions set forth below, the parties agree as follows:

ARTICLE 1
DEFINITIONS

The following terms have the following meanings in this Agreement:

1.1                               “Acknowledgement” has the meaning set forth in Section 4.3(B).

1.2                               “Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharma Solutions, Inc. and any corporation, firm, partnership or other entity controlled by it.  For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

1.3                               “Agreement” has the meaning set forth in the introductory paragraph, and includes all its Attachments and other appendices (all of which are incorporated herein by reference) and any amendments to any of the foregoing made as provided herein or therein.

1.4                               “Actual Mass Process Yield” has the meaning set forth in Section 4.8.4.1

1.5                               “Annual Actual Mass Process Yield” has the meaning set forth in Section 4.8.4.3

1.6                               “Annual Target Mass Process Yield” has the meaning set forth in Section 4.8.4.2

1.7                               “API” means the Loteprednol Etabonate concentrate, as further described in the Specifications (Attachment B), that has been released by Client and provided to Catalent, along with a certificate of analysis, as provided in this Agreement.

1.8                               “API Inventions” has the meaning set forth in Article 11.

1.9                               “API Replacement Value” has the meaning set forth in Section 4.8.2.

1.10                        “Applicable Laws” means all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, to which the applicable party hereto is subject.  With respect to Client, “Applicable Laws” shall include the laws, ordinances, rules and regulations of each jurisdiction in which API or Product is produced, marketed, distributed, used or sold; and with respect to Catalent, “Applicable Laws” shall include cGMP and all laws, ordinances, rules and regulations of the jurisdiction in which Catalent Processes Product.

1.11                        “Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.

1.12                        “Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.  Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder, and Client shall accept such performance as if it were performance by Catalent; provided, however, that Catalent shall be fully responsible for the acts or omissions of its Affiliates.

1.13                        “Catalent Defective Processing” has the meaning set forth in Section 5.2.

1.14                        “Catalent Indemnitees” has the meaning set forth in Section 13.2.

1.15                        “Catalent IP” has the meaning set forth in Article 11.

1.16                        “cGMP” means current Good Manufacturing Practices promulgated by the: (a) Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Client and Catalent respectively); (b) United States Food and Drug Administration for current Good Manufacturing Practices including 21 C.F.R. Parts 210 and 211, as amended; and (c) Regulatory Authorities in the European Union, including 2003/94/EEC Directive (as supplemented by

Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country.

1.17                        “Client” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.

1.18                        “Client Indemnitees” has the meaning set forth in Section 13.1.

1.19                        “Client IP” has the meaning set forth in Article 11.

1.20                        “Client-Owned Tooling and Equipment” has the meaning set forth in Section 3.5.

1.21                        “Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for Processing, as provided in Attachment B, including API and reference standards.

1.22                        “Commencement Date” means the first date upon which a Regulatory Authority approves Catalent as a manufacturer of any Product.

1.23                        “Confidential Information” has the meaning set forth in Section 10.1.

1.24                        “Contract Year” means each consecutive 12 month period beginning on the Commencement Date or anniversary thereof, as applicable.

1.25                        “Defective Product” has the meaning set forth in Section 5.2.

1.26                        “Discloser” has the meaning set forth in Section 10.1.

1.27                        “Effective Date” has the meaning set forth in the introductory paragraph.

1.28                        “Exception Notice” has the meaning set forth in Section 5.2.

1.29                        “Facility” means Catalent’s facility located in Woodstock, Illinois, USA and Morrisville (RTP), North Carolina; or such other facility as agreed by the parties in writing.

1.30                        “Firm Commitment” has the meaning set forth in Section 4.2.

1.31                        “First Commercial Sale” means that date of the first retail sale of the Product to the end user by Client or Client’s Affiliates.

1.32                        “Invention” has the meaning set forth in Article 11.

1.33                        “Losses” has the meaning set forth in Section 13.1.

1.34                        “Minimum Requirement” has the meaning set forth in Section 4.1.

1.35                        “Process” or “Processing” means the formulation, filling or pressing, producing, testing as required in the Specifications, and primary packaging (including, if set forth in this

Agreement or its attachments, secondary or retail packaging) of Client-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement.

1.36                        “Processing Date” means the day on which the first step of physical Processing is scheduled to occur, as identified in an Acknowledgement.

1.37                        “Process Inventions” has the meaning set forth in Article 11.

1.38                        “Process Yield Measurement Batches” has the meaning set forth in Section 4.8.1.

1.39                        “Product” means the pharmaceutical product containing the API, as more specifically described in the Specifications.

1.40                        “Product Maintenance Services” has the meaning set forth in Section 2.3.

1.41                        “Purchase Order” has the meaning set forth in Section 4.3(A).

1.42                        “Quality Agreement” has the meaning set forth in Section 9.6.

1.43                        “Raw Materials” means all raw materials, supplies, components and packaging necessary to manufacture and ship Product in accordance with the Specifications, as provided in Attachment B, but excluding Client-supplied Materials.

1.44                        “Recall” has the meaning set forth in Section 9.5.

1.45                        “Recipient” has the meaning set forth in Section 10.1.

1.46                        “Regulatory Approval” means any approvals, permits, product and/or establishment licenses, registrations or authorizations, including approvals pursuant to New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of any Regulatory Authorities that are necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.

1.47                        “Regulatory Authority” means the international, federal, state or local governmental or regulatory bodies, agencies, departments, bureaus, courts or other entities in the Territory that are responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally.  In the United States, this includes the United States Food and Drug Administration; and in the European Union, this includes the European Medicines Agency.

1.48                        “Representatives” of an entity means such entity’s duly-authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.

1.49                        “Review Period” has the meaning set forth in Section 5.2.

1.50                        “Rolling Forecast” has the meaning set forth in Section 4.2.

1.51                        “Shortfall Threshold” has the meaning set forth in Section 4.8.2.

1.52                        “Specifications” means the procedures, requirements, standards, quality control testing and other data and the scope of services as set forth in Attachment B, as modified from time to time in accordance with Article 8.

1.53                        “Target Percentage Process Yield” has the meaning set forth in Section 4.8.1.

1.54                        “Term” has the meaning set forth in Section 16.1.

1.55                        “Territory” means the United States, and any other country that the parties agree in writing to add to this definition of Territory in an amendment to this Agreement, but excluding any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.  Catalent shall not be obliged to Process Products for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restrictions (such as embargoes) imposed on it by any governmental authorities, including without limitation, those imposed by the U.S. Office of Foreign Assets Control.

1.56                        “Tooling and Equipment” means any patterns, molds, dies, tools, fixtures, inspection gauges, tanks, instruments and other equipment used in connection with this Agreement.

1.57                        “Unit” has the meaning set forth on Attachment C.

1.58                        “Unit Pricing” has the meaning set forth in Section 7.1(B).

1.59                        “Validation Services” has the meaning set forth in Section 2.1.

1.60                        “Vendor” has the meaning set forth in Section 3.2(B).

ARTICLE 2
VALIDATION, PROCESSING & RELATED SERVICES

2.1                               Validation Services.  Catalent shall perform the Product qualification, validation and stability services described in Attachment A (the “Validation Services”).

2.2                               Supply and Purchase of Product.  Catalent shall Process Product at the applicable Facility in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement and, subject to Section 9.6, the Quality Agreement.  Client shall purchase from Catalent at least the Minimum Requirements (defined below) of Product in the Territory.

2.3                               Product Maintenance Services.  Catalent shall provide and Client will receive those product maintenance services specified in Attachment D (the “Product Maintenance Services”).

2.4                               Other Related Services.  Catalent shall provide other Product-related services, other than Validation Services, Processing or Product Maintenance Services, as either specified in Attachment D or agreed to in writing by the parties from time to time.  Such writing shall include the scope and fees for any such services and be appended to this Agreement.  Except as otherwise agreed to by the parties in writing, the terms and conditions of this Agreement shall govern and apply to such services.

ARTICLE 3
MATERIALS

3.1                               Client-supplied Materials.

A.                                    Client shall supply to Catalent for Processing, at [**] cost, all Client-supplied Materials, in quantities sufficient to meet Client’s requirements for Product.  Client shall deliver such items and associated certificates of analysis to the Facility between [**] days and [**] days before the Processing Date.  Client shall be responsible at its expense for securing any necessary DEA, export or import, similar clearances, permits or certifications required in respect of such supply.  Catalent shall use such items solely for Processing.  Prior to delivery of any such items, Client shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any Regulatory certifications or authorizations that may be required under Applicable Laws relating to the API and Product, and shall promptly provide any updates thereto.

B.                                    Following receipt of Client-supplied Materials, Catalent shall inspect such items to verify their identity and comply with such other obligations with respect to such items that are expressly set forth in the Specifications.  Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test such items to confirm that they meet the associated specifications or certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with the Specifications, Catalent shall give Client prompt notice of such nonconformity.  Catalent shall not be liable for any defects in Client-supplied Materials, or in Product as a result of defective Client-supplied Materials, unless Catalent failed to properly perform the foregoing obligations.  Catalent shall follow Client’s reasonable written instructions in respect of return or disposal of defective Client-supplied Materials, at Client’s cost.

C.                                    Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss thereof, except to the extent that such loss results from the gross negligence or willful misconduct of Catalent or its Affiliates.

3.2                               Raw Materials.

A.                                    Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials from suppliers qualified by Catalent as necessary to meet the Firm Commitment, unless otherwise agreed to by the parties in writing.  Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain, in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Client’s Firm Commitment, and (iii) used commercially reasonable efforts to procure such Raw Materials from alternative suppliers.  In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the parties will negotiate in good faith an appropriate amendment to this Agreement, including Section 4.2.

B.                                    In certain instances, Client may require a specific supplier, manufacturer or vendor to be used for Raw Material, which supplier, manufacturer or vendor has not been qualified by Catalent (“Vendor”).  In such an event, (i) such Vendor will be identified in the Specifications and (ii) the Raw Materials from such Vendor shall be deemed Client-supplied Materials for purposes of Sections 1.42, 3.1(B), 12.1, 12.2A, 12.2E and 13.2.  If the cost of the Raw Material from any such Vendor is greater than Catalent’s costs for the same raw material of equal quality from other vendors, Catalent shall add the difference between Catalent’s cost of the Raw Material and the Vendor’s cost of the Raw Material to the Unit Pricing.  Client will be responsible for all preapproved costs associated with qualification of any such Vendor who has not been previously qualified by Catalent.

3.3                               In the event of (i) a Specification change required by Client or by a Regulatory Authority, (ii) obsolescence of any Raw Material or (iii) termination or expiration of this Agreement, Client shall bear the cost of any unused Raw Materials (including packaging), so long as Catalent purchased such Raw Materials in quantities consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.  Notwithstanding the foregoing, Catalent shall use commercially reasonable efforts to use such unused Raw Materials in the projects of other Catalent clients and Client shall have no obligation with respect to any Raw Materials which are so used.

3.4                               Artwork and Labeling.  Client shall provide or approve, prior to the procurement of applicable Raw Material, all artwork, advertising and labeling information necessary for Processing, if any.  Such artwork, advertising and labeling information is and shall remain the exclusive property of Client, and Client shall be solely responsible for the content thereof.  Such artwork, advertising and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder.

3.5                               Tooling and Equipment.  Except for the Tooling and Equipment identified in Attachment B as “Client-Owned” (such Tooling and Equipment, the “Client-Owned Tooling and Equipment”), which shall at all times remain owned by Client, any and all Tooling and Equipment shall be and remain Catalent’s property and all right, title and interest in and to the Tooling and Equipment shall remain at all times with Catalent.  Excluding the Client-Owned Tooling and Equipment which shall be held by Catalent at Client’s risk and shall be fully insured by Client, all other Tooling and Equipment shall be held at Catalent’s risk and shall be kept insured by Catalent.  Catalent agrees to keep the Tooling and Equipment and the Client-Owned Tooling and Equipment in good and efficient working order at all times, for use in manufacturing the Products.  Catalent shall be responsible, at Catalent’s expense, for routine maintenance and repair of the Tooling and Equipment; provided, however, that Client shall be responsible for reimbursing Catalent, upon invoice, for [**] all maintenance and repair of the Client-Owned Tooling and Equipment.  During the Term, Catalent shall use the Client-Owned Tooling and Equipment only to Process Client’s Product, and shall not use the Client-Owned Tooling and Equipment for any other purpose without Client consent, such consent not to be unreasonably withheld, conditioned or delayed.  In no event may any Client-Owned Tooling and Equipment be used for any party other than Client without Client consent, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE 4
MINIMUM REQUIREMENT, PURCHASE ORDERS & FORECASTS

4.1                               Minimum Requirement.  Subject to Catalent’s Minimum Supply Commitment (defined below), during each consecutive 12 month period (each a “Minimum Requirement Year”) beginning on the earlier of (i) date that the required Regulatory Authorities approve Catalent as a manufacturer of both Products and Client is authorized to commence selling both Products in the Territory (by approval of Client’s New Drug Application and completion of process validation for the Products), in which case the minimum set forth in Attachment C will apply to both Products; or (ii) [**] months after the date that the required Regulatory Authorities approve Catalent as a manufacturer of one Product and Client is authorized to commence selling that Product in the Territory (by approval of Client’s New Drug Application and completion of process validation for the applicable Product), in which case the minimum set forth in Attachment C will only apply to the approved Product until such time as the second Product is approved as required under Section 4.1(i) and at then to both Products.  Client shall purchase the minimum number of units of Product set forth on Attachment C (“Minimum Requirement”).

Client agrees to commence process validation on a per Product basis no later than [**] months following approval of Client’s New Drug Application for the applicable Product.  If Client does not purchase such Minimum Requirement during any Minimum Requirement Year, then within [**] days after the end of such Minimum Requirement Year, Client shall pay Catalent the difference between (A) the total amount Client would have paid to Catalent if the Minimum Requirement had been fulfilled for the applicable Product and (B) the sum of all purchases of the applicable Product from Catalent during such Minimum Requirement Year.  In the event that, as a result of a Regulatory Authority or other Force Majeure Event, Client is prevented from commercializing a Product, Client shall be relieved of the Minimum Requirement for so long as the Force Majeure Event remains; provided that Client use its best efforts to mitigate or remove such Force Majeure Event.

4.2                               Forecast.  On or before the [**] day of each calendar month, beginning at least [**] months prior to the anticipated Commencement Date, Client shall furnish to Catalent a written [**] month rolling forecast of the quantities of Product that Client intends to order from Catalent during such period (“Rolling Forecast”).  The first [**] months of such Rolling Forecast shall constitute a binding order for the quantities of Product specified therein (“Firm Commitment”) and the following [**] months of the Rolling Forecast shall be non-binding, good faith estimates.

4.3                               Purchase Orders.

A.                                    From time to time as provided in this Section 4.3(A), Client shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch (“Purchase Order”); provided, that all Purchase Orders must be made in terms of whole Batches and for the avoidance of doubt shall not be for partial Batches.  Concurrently with the submission of each Rolling Forecast, Client shall submit a Purchase Order for the Firm Commitment.  Purchase Orders for quantities of Product in excess of the Firm Commitment shall be submitted by Client at least [**] days in advance of the delivery date requested in the Purchase Order.  Unless specified otherwise in an applicable Purchase Order, Catalent will Process Batches no less often than [**].

B.                                    Promptly following receipt of a Purchase Order, Catalent shall issue a written acknowledgement (“Acknowledgement”) that it accepts or rejects such Purchase Order.  Each acceptance Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date, and shall include the Processing Date.  Catalent may reject any Purchase Order that is not given in accordance with this Agreement by providing prompt written notice to Client, but in no case longer than [**] business days.

C.                                    Notwithstanding Section 4.3(B), Catalent shall supply Client with the quantities of Product specified in the Firm Commitment and shall use commercially reasonable efforts, giving good faith equitable consideration, in Catalent’s reasonable discretion, to the Purchase Orders of Client and the requirements of Catalent’s other customers, to supply Client with quantities of Product which are up to [**]% in excess of the quantities specified in the Firm Commitment (the “Minimum Supply Commitment”).

D.                                    In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.

4.4                               Catalent’s Cancellation of Purchase Orders.  Notwithstanding Section 4.5, Catalent reserves the right to cancel all, or any part of, a Purchase Order upon at least [**] days’ prior written notice to Client, and Catalent shall have no further obligations or liability with respect to such Purchase Order, if Client refuses or fails to timely supply conforming Client-supplied Materials in accordance with Section 3.1.  Any such cancellation of Purchase Orders and any resulting delays shall not constitute a breach of this Agreement by Catalent nor shall it absolve Client of its obligation in respect of the Minimum Requirement.  Upon Client’s placement of a replacement Purchase Order and delivery of conforming Client-supplied Materials, Catalent shall use commercially reasonable efforts to appropriately schedule Processing of the replacement Purchase Order subject to Catalent’s good faith equitable consideration, in Catalent’s reasonable discretion, of its then-existing supply commitments and its manufacturing, packaging and equipment capacity.

4.5                               Client’s Modification or Cancellation of Purchase Orders.

A.                                    Client may modify the delivery date or quantity of Product in a Purchase Order only by submitting a written change order to Catalent at least [**] days in advance of the earliest Processing Date covered by such change order.  Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, and notwithstanding the foregoing, Client shall remain responsible for the Firm Commitment.  Catalent shall not reject any such modification unless it will be unable, despite commercially reasonable efforts, to perform the Purchase Order as modified subject to Catalent’s good faith equitable consideration, in Catalent’s reasonable discretion, of its then-existing supply commitments and its manufacturing, packaging and equipment capacity.

B.                                    Notwithstanding any amounts due to Catalent under Section 4.4 or Section 4.1, if Client fails to place Purchase Orders sufficient to satisfy the Firm Commitment, Client shall pay to Catalent in accordance with Article 7 the Unit Pricing for all Units that would have been Processed if Client had placed Purchase Orders sufficient to satisfy the Firm Commitment.

C.                                    Neither changes to nor postponement of any Batch of Product, nor the payment of the fees described in this Section 4.5, will reduce or in any way affect Client’s Minimum Requirement obligations set forth in Section 4.1.

4.6                               Unplanned Delay or Elimination of Processing.  Catalent shall use commercially reasonable efforts to meet timelines set forth in the Purchase Orders.  Catalent shall provide Client with as much advance notice as practicable if Catalent determines that any Processing will be delayed or eliminated for any reason.

4.7                               Observation of Processing.  In addition to Client’s audit right pursuant to Section 9.4, Client may send up to [**] Representatives to the Facility to observe Processing for a maximum of [**] days per calendar Year following the First Commercial sale of Product.  In addition, Catalent understands the Client’s request to be present for the development activities and will allow site visitations limited to the batch processing associated with the media fills, clinical batches, process characterization and process validation batches from the Effective Date through the First Commercial Sale of a Product (unless otherwise agreed by Catalent in writing) upon at least [**] business days’ prior notice, at reasonable times during regular business hours.  This will consist of no more than [**] hours per day and requires the prior coordination with project manager.  Such Representatives shall abide by all Catalent safety rules and other applicable employee policies and procedures, and Client shall be responsible for such compliance.  Client shall indemnify and hold harmless Catalent for any negligent or wrongful action, omission or other negligent or wrongful activity of such Representatives while on Catalent’s premises.  Client’s Representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.

4.8                               Process Yield.

4.8.1                     Determination.  The Target Percentage Process Yield for each Batch of Product shall be calculated using actual production data from the [**] through the [**] Batches of commercial production of such Product [**] (the “Process Yield Measurement Batches”).  The Target Percentage Process Yield will be calculated by [**] and the [**] for [**] from each of the Process Yield Measurement Batches; multiplying [**]; dividing [**] (in kilograms) and the [**] (in kilograms) from each of the Process Yield Measurement Batches; and multiplying [**].  If any of the Process Yield Measurement Batches has a total [**] of greater than [**] kilograms, then the [**] for that Batch will first be recalculated [**] of [**] kilograms [**] for purposes of determining the Target Percentage Process Yield.  The above calculation will also be performed for each individual Batch of the Process Yield Measurement Batches, with [**] of [**] kilograms [**], and any of the Process Yield Measurement Batches with an individual Percentage Process Yield of less than [**] percent ([**]%) will be excluded from the calculation of Target Percentage Process Yield.  The terms [**] and [**] are defined and recorded in the completed manufacturing batch records on [**].  The terms “Batch Size”, [**] and [**] are defined and calculated in the completed manufacturing batch records.  If the calculated Target

Percentage Process Yield is [**] percent ([**]%) or [**] based on the calculation described herein, the parties will cooperate in good faith to (i) improve the Process and (ii) agree on an appropriate Target Percentage Process Yield.

4.8.2                     Shortfall in Annual Actual Mass Process Yield.  If, at the end of each Contract Year for the Product, the Annual Actual Mass Process Yield (as defined in Section 4.8.4) for any Product falls below the product obtained by multiplying the [**] for such Product by [**] percent ([**]%) (the “[**]”), then to the extent that [**] not to exceed $[**] per Product per Contract Year.  Lost API shall be [**] value set forth on Attachment B (the “API Replacement Value”).  Notwithstanding the foregoing, Client shall only be [**] under this Section 4.8.2 with respect to [**] after the [**] have been Processed.  [**] Batches shall be excluded from the [**] calculation described in this section.

4.8.3                     [**] Payments.  If, at the end of each Contract Year during which Customer submits Purchase Orders, the Annual Actual Mass Process Yield for a Product has [**] for such Product multiplied by [**]%, then Client shall pay to Catalent, in addition to the unit price, a [**] equal to $[**] for each kilogram in [**], not to exceed $[**] per Product per Contract Year.  Such payment shall be made by Client within [**] days of receipt of an invoice, which invoice may be delivered by Catalent on or after the date earned.  Notwithstanding the foregoing, Catalent shall only be entitled to [**] payments under this Section 4.8.3 for [**] shall be excluded from the [**] calculation described in this section.

4.8.4                     Definitions.  As used in this Section 4.8, the following terms shall have the meaning set forth below.

4.8.4.1                                   “Actual Mass Process Yield” means, with respect to any Batch of Product that conformed to the Specifications, the sum of [**] and [**] multiplied by the [**].

4.8.4.2                                   “Annual Target Mass Process Yield” means, with respect to any Contract Year of the Product, the [**] for such Product multiplied by the [**] the [**] and [**] of all Product Batches produced during such Contract Year but excluding all [**] of such Product produced during such Contract Year, if any.  If any individual Batch has a [**] of greater than [**] kilograms, then the [**] for that batch will first be recalculated with a [**] of [**] kilograms Purge (In Process) for purposes of determining the Annual Target Mass Process Yield.

4.8.4.3                                   “Annual Actual Mass Process Yield” means, with respect to any Contract Year of the Product, the total Actual Mass Process Yield for all Batches of Product with a [**] Catalent [**] within the Contract Year for such Product but excluding all [**] of such Product produced during such Contract Year, if any.

ARTICLE 5
TESTING; SAMPLES; RELEASE

5.1                               Batch Records and Data; Release.  Unless otherwise agreed to by the parties in writing during their ordinary course of dealings, after Catalent completes Processing of a Batch, Catalent shall provide Client with copies of Batch records prepared in accordance with the Specifications and the Quality Agreement, along with any other documentation required under the Quality Agreement; provided, that if testing reveals an out-of-Specification result, Catalent shall provide such Batch records and documentation promptly following resolution of the out-of Specification result.  After Catalent completes Processing of a Batch, Catalent shall also provide Client or its designee with a sample of the Product.  Issuance of a certificate of conformance, or equivalent, constitutes release of the Batch by Catalent to Client.  Client shall be responsible for final release of Product, at its cost, to the market.

5.2                               Testing: Rejection.  Following Client’s receipt of a shipment of a Batch, Client or Client’s designee may test samples of such Batch to confirm that the Specifications have been met.  Unless within [**] days after Client’s receipt of a Batch and all relevant documentation related to Catalent’s Processing of the Batch as set forth in the Quality Agreement (“Review Period”), Client or its designee notifies Catalent in writing (an “Exception Notice”) that such Batch does not meet the warranty set forth in Section 12.1 (“Defective Product”), and provides a sample of the alleged Defective Product, the Batch shall be deemed accepted by Client and Client shall have no right to reject such Batch.  Upon timely receipt of an Exception Notice from Client, Catalent shall conduct an appropriate investigation in its discretion to determine whether or not it agrees with Client that Product is Defective Product and to determine the cause of any nonconformity.  If Catalent reasonably agrees that Product is a Defective Product and determines that the cause of nonconformity [**] (“Catalent Defective Processing”), then Section 5.4 shall apply.  For avoidance of doubt, where the cause of nonconformity cannot be determined or assigned, it shall be deemed not Catalent Defective Processing.

5.3                               Discrepant Results.  If the parties disagree as to whether Product is Defective Product and/or whether the cause of the nonconformity is Catalent Defective Processing, and this is not resolved within [**] days of the Exception Notice date, the parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Client-supplied Materials.  The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding.  Unless otherwise agreed to by the parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Defective Product attributable to Catalent Defective Processing, and by Client in all other circumstances.

5.4                               Defective Processing.  Catalent shall, [**], either (A) if requested or approved by Client, re-Process (or if re-Processing is not permissible under cGMPs, then replace), at its cost any Batch of Defective Product attributable to Catalent Defective Processing (and Client shall be liable to pay for either the rejected Batch (es) or the replacement Batch (es), but not both), or (B) credit any payments made by Client for such rejected Batch.  TOE OBLIGATION OF CATALENT TO RE-PROCESS (OR REPLACE) DEFECTIVE PRODUCT IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY CLIENT, IN EACH CASE, WHICH IS ATTRIBUTABLE TO CATALENT DEFECTIVE PROCESSING SHALL BE, TOGETHER WITH CLIENT’S RIGHTS UNDER SECTIONS 13.1 AND 16.2B, CLIENT’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.  In the event of Catalent Defective Processing with respect to [**] or more separate instances in any [**] month period, Client may terminate this Agreement or any Order pursuant to 16.2(B) upon notice to Catalent and without any obligation to provide a further opportunity to cure.  For the avoidance of doubt, in the event that in the course of a manufacturing campaign in which more than one Batch is Processed and all of the Batches thereunder are subject to Catalent Defective Processing, such event shall be deemed as a single instance hereunder and not an instance for each Batch in such campaign that may be affected.

5.5                               Supply of Material for Defective Product.  In the event Catalent reprocesses (or if reprocessing is not permissible under cGMPs, then replaces) Defective Product pursuant to Section 5.4, Client shall supply Catalent, at Client’s sole cost and expense, with sufficient quantities of Client-supplied Materials in order for Catalent to complete such reprocessing or replacing; provided, that if such Defective Processing were due to Catalent’s gross negligence or willful misconduct, such Client-supplied Materials shall be provided at Catalent’s cost (subject to Article 14).

ARTICLE 6
DELIVERY

6.1                               Delivery.  Catalent shall deliver Product Ex Works (Incoterms 2010) the Facility promptly following Catalent’s release of Product.  Catalent shall segregate and store all Product until tender of delivery.  Title to Product shall transfer to Client upon Catalent’s tender of delivery.  Client shall qualify carriers to ship Product and then designate the priority of such qualified carriers to Catalent.

6.2                               Storage Fees.  If Client fails to take delivery of any Product on any mutually agreed upon scheduled delivery date, Catalent shall store such Product and Client shall be invoiced on the first day of each month following such scheduled delivery for reasonable administration and storage costs as defined in Attachment D.

ARTICLE 7
PAYMENTS

7.1                               Fees.  In consideration for Catalent performing services hereunder:

A.                                    Client shall pay to Catalent the fees for Validation Services set forth on Attachment A.  Catalent shall submit an invoice to Client for such fees upon the completion of the relevant phase of the Validation Services.  No such fees shall be invoiced prior to calendar year 2017 unless Client commences the Validation Services prior to calendar year 2017.

B.                                    Client shall pay Catalent the unit pricing for Product set forth on Attachment C (“Unit Pricing”).  Catalent shall submit an invoice to Client for such fees upon tender of delivery of Product as provided in Section 6.1 along with tender of delivery of the applicable Batch records and Product release testing results.

C.                                    Client shall pay Catalent the annual fees for Product Maintenance Services set forth on Attachment D.  Catalent shall submit an invoice to Client, on a per Product basis, for such fees upon the date of Regulatory Approval for the applicable Product and upon each anniversary thereof during the Term, with such amounts prorated for any partial years.

D.                                    Other Fees.  Client shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.4, 4.1, 6.2 and 16.3, and Attachment D.  Catalent shall submit an invoice to Client for such fees as and when appropriate.

7.2                               Unit Pricing Increase.  Upon at least [**] days prior written notice, the Unit Pricing may be increased [**] by a percentage amount equal to [**]; provided, however, in no case shall such Unit Pricing increase greater than [**] percent ([**]%) above the Unit Pricing in effect during the immediately preceding twelve month period.  Further, any substantial increase in Catalent’s cost of Raw Materials shall be passed through to Client, at the sole discretion of Catalent, promptly following Catalent’s delivery of notice of such change in cost, subject to the following:  (a) for purposes of this Section 7.2, “substantial” shall mean an increase of [**]% or more in a Raw Material cost; (b) Catalent shall provide to Client written documentation of the change in Catalent’s costs for such Raw Material justifying such price change; and (c) any such price change shall be in proportion to the substantial change in Catalent’s cost of such Raw Material.  In the event that Catalent has passed through a price increase in a Raw Material to Client pursuant to this Section 7.2, thereafter in the event there is any substantial price decrease in such Raw Material, Catalent shall pass through to Client such substantial price decrease promptly following Catalent’s delivery of notice of such change in cost.

7.3                               Payment Terms.  Payment of all Catalent invoices shall be due [**] days after the date that Client receives the applicable invoice.  Client shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice.  If any payment is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, charge interest on the outstanding sum from the due date (both before and after any judgment) at [**]% per month until paid in full (or, if less, the maximum amount permitted by Applicable Laws).

7.4                               Advance Payment.  Notwithstanding any other provision of this Agreement, in the event that Client fails to make payments more than [**] period as required under this Agreement, Catalent may require payment in advance before performing any further services or making any further shipment of Product.  Catalent shall provide Client at least [**] days’ notice that it will begin to require payment in advance, and such notice shall specify the reason that Client’s credit is impaired.  If Client shall fail, within a reasonable time, to make such payment in advance, or if Client shall fail to make any payment when due, Catalent shall have the right, at its option, to suspend any further performance hereunder until such default is corrected, without thereby releasing Client from its obligations under this Agreement.

7.5                               Taxes.  All taxes, duties and other amounts assessed (excluding tax based on net income and franchise taxes) on Client-supplied Materials or Product prior to or upon provision or sale to Catalent or Client, as the case may be, are the responsibility of Client, and Client shall reimburse Catalent for all such taxes, duties or other expenses paid by Catalent or such sums will be added to invoices directed at Client, where applicable.

7.6                               Client and Third Party Expenses.  Except as may be expressly covered by Product Maintenance Service fees, Client shall be responsible for 100% of its own, and all third party, expenses incurred by Client outside the scope of this Agreement which are associated with the development, Regulatory Approvals and commercialization of Product, including regulatory filings and post-approval marketing studies.

7.7                               Development Batches.  Each Batch produced under this Agreement, including those necessary to support the validation portion of Client’s submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Processing has been validated.  Client shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless Catalent was grossly negligent or acted intentionally in the Processing of the out-of-Specification Batch.  Catalent and Client shall cooperate in good faith to resolve any problems causing the out-of-Specification Batch.

ARTICLE 8
CHANGES TO SPECIFICATIONS

All Specifications and any changes thereto agreed to by the parties from time to time shall be in writing, dated and signed by the parties.  Any change to the Process shall be deemed a Specification change.  No change in the Specifications shall be implemented by Catalent, whether requested by Client or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing).  Catalent shall respond promptly to any request made by Client for a change in the Specifications, and both parties shall use commercially reasonable, good faith efforts to agree to the terms of such change in a timely manner.  As soon as possible after a request is made for any change in Specifications, Catalent shall notify Client of the costs associated with such change and shall provide such supporting documentation as Client may reasonably require.  Client shall pay all costs associated with such agreed upon changes.  If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control.  Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.

ARTICLE 9
RECORDS; REGULATORY MATTERS

9.1                               Recordkeeping.  Catalent shall maintain materially complete and accurate Batch, laboratory data, reports and other technical records relating to Processing in accordance with Catalent standard operating procedures and Applicable Law.  Such information shall be maintained for a period of at least [**] years from the relevant finished Product expiration date or longer if required under Applicable Laws or the Quality Agreement.  Catalent shall provide copies of such records to Client in pdf format upon Client’s written request.

9.2                               Regulatory Compliance.  Catalent shall obtain and maintain all permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product.  Client shall obtain and maintain all other Regulatory Approvals, authorizations and certificates, including those necessary for Catalent to commence Processing.  Client shall reimburse Catalent for any payments Catalent is required to make to any Regulatory Authority pursuant to Applicable Laws to the extent resulting from

Catalent’s formulation, development, manufacturing, processing, filling, packaging or testing of Client’s Product at the Facility.  Except as required by Applicable Laws, Client shall not identify Catalent in any regulatory filing or submission without Catalent’s prior written consent.  Such consent shall not be unreasonably withheld and shall be memorialized in a writing signed by authorized representatives of both Parties.  Upon written request, Client shall provide Catalent with a copy of any Regulatory Approvals, or parts thereof, relevant to the Processing of the Product including without limitation the applicable portions of the CMC section of the applicable New Drug Application, required to distribute, market and sell Product in the Territory.  If Client is unable to provide such information, Catalent shall have no obligation to deliver Product to Client, notwithstanding anything to the contrary in this Agreement.  During the Term, Catalent will assist Client with all regulatory matters relating to Processing, at Client’s request and expense.  The parties intend and commit to cooperate to allow each party to satisfy its obligations under Applicable Laws relating to Processing under this Agreement.

9.3                               Governmental Inspections and Requests.  Catalent shall promptly advise Client if an authorized agent of any Regulatory Authority notifies Catalent that it intends to or does visit the Facility for the purpose of reviewing the Processing.  In the event that any such review is directed primarily at Catalent’s Processing of Products then upon Client’s reasonable prior written notice to Catalent and during regular business hours, Client’s Representative(s) may be on site in a room specifically allocated to such Representative(s) and Catalent shall confer and consult with such Representatives with respect to any material matters that arise during such review directly related to Client’s Product; provided that Client’s Representative shall not be given access to the agents of the Regulatory Authority without Catalent’s consent; and provided further that such Representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.  Catalent shall provide Client with a copy of any report issued by such Regulatory Authority received by Catalent following such visit, redacted as appropriate to protect any confidential information of Catalent and Catalent’s other customers within [**] business days of Catalent’s receipt of such report.  Client acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities.  Client shall reimburse Catalent for all reasonable and documented costs associated with inspections by Regulatory Authorities in connection with Product, and pay the fees specified in Attachment D, to the extent applicable.

9.4                               Client Facility Audits.  During the Term, Client’s Representatives shall be granted access upon at least [**] business days’ prior notice, at reasonable times during regular business hours, to (A) the portion of the Facility where Catalent performs Processing, (B) relevant personnel involved in Processing and (C) Processing records described in Section 9.2, in each case solely for the purpose of verifying that Catalent is Processing in accordance with cGMPs, the Specifications and the Product master Batch records.  Client may not conduct an audit under this Section 9.4 more than [**] period; provided, that additional inspections may be conducted in the event there is a material quality or compliance issue concerning Product or its Processing.  Client’s Quality Assurance will arrange Client audits with Catalent Quality Management.  Audits and inspections under this Section 9.4 shall be designed to minimize disruption of operations at the Facility.  Additionally, Client’s Representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility, and shall comply with the Facility’s rules and regulations.  Client shall indemnify and hold harmless Catalent for any negligent or wrongful action or activity of such Representatives while on Catalent’s premises.

9.5                               Recall.  If Catalent believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to any Product supplied under this Agreement, Catalent shall promptly notify Client.  Catalent will not act to initiate a Recall without the express prior written approval of Client, unless otherwise required by Applicable Laws.  If Client believes a Recall may be necessary with respect to any Product supplied under this Agreement, Client shall promptly notify Catalent and Catalent shall provide all necessary cooperation and assistance to Client.  Client shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, and shall consider in good faith any comments from Catalent.  The cost of any Recall shall be borne by Client, and Client shall reimburse Catalent for expenses incurred in connection with any Recall, in each case except to the extent such Recall is caused by Catalent’s breach of its obligations under this Agreement, violation of Applicable Laws or its negligence or willful misconduct, then such cost shall be borne by Catalent.  For purposes hereof and except to the extent caused by Catalent’s gross negligence or willful misconduct but in any event subject to Article 14, such cost shall be limited to reasonable, actual and documented administrative costs incurred by Client for such Recall and replacement of the Product subject to Recall in accordance with Article 5.  Notwithstanding the foregoing, Client or Client’s designee shall have sole control over the coordination, management, and execution of any such Recall.

9.6                               Quality Agreement.  Within [**] months after the Effective Date, and in any event prior to the first Processing of Product hereunder, the parties shall negotiate in good faith and enter into a quality agreement on Catalent’s standard template (the “Quality Agreement”).  The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth therein.  In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern.  In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement with respect to any commercial matters, including but not limited to allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.

ARTICLE 10
CONFIDENTIALITY AND NON-USE

10.1                        Definition.  As used in this Agreement, the term “Confidential Information” includes all information furnished by or on behalf of Catalent or Client (the “Discloser”), its Affiliates or any of its or their respective Representatives, to the other party (the “Recipient”), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility.  Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other intellectual property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective

Representatives, containing or based in whole or in part on any information furnished by the Discloser, its Affiliates or any of its or their respective Representatives.  Confidential Information also includes the existence of this Agreement and its terms.

10.2                        Exclusions.  Notwithstanding Section 10.1, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by the Recipient at the time of disclosure as evidenced by the Recipient’s written records, (C) becomes available to the Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for the Recipient without reference to the Confidential Information of the Discloser as evidenced by the Recipient’s written records.

10.3                        Mutual Obligation.  The Recipient agrees that it will not use the Discloser’s Confidential Information except in connection with the performance of its obligations hereunder and will not disclose, without the prior written consent of the Discloser, Confidential Information of the Discloser to any third party, except that the Recipient may disclose the Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) are bound to the Recipient by obligations of confidentiality at least as restrictive as the terms of this Article.  Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives.

10.4                        Permitted Disclosure.  The Recipient may disclose the Discloser’s Confidential Information to the extent required by law or regulation; provided, that prior to making any such legally required disclosure, the Recipient shall give the Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances.  Any such disclosure, however, shall not relieve the Recipient of its obligations contained herein.

10.5                        No Implied License.  Except as expressly set forth in Section 10.1, the Recipient will obtain no right of any kind or license under any Confidential Information of the Discloser, including any patent application or patent, by reason of this Agreement.  All Confidential Information will remain die sole property of the Discloser, subject to Article 11.

10.6                        Return of Confidential Information.  Upon expiration or termination of this Agreement, the Recipient will (and will cause its Affiliates and its and their respective Representatives to) cease its use and, upon written request, within [**] days either return or destroy (and certify as to such destruction) all Confidential Information of the Discloser, including any copies thereof, except for a single copy which may be retained for the sole purpose of ensuring compliance with its obligations under this Agreement.

10.7                        Survival.  The obligations of this Article will terminate 7 years from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under applicable law.

ARTICLE 11
INTELLECTUAL PROPERTY

For purposes hereof, “Client IP” means all intellectual property and embodiments thereof owned by or licensed to Client as of the date hereof or developed by Client other than in connection with this Agreement; “Catalent IP” means all intellectual property and embodiments thereof owned by or licensed to Catalent as of the date hereof or developed by Catalent other than in connection with this Agreement; “Invention” means any intellectual property developed by either party or jointly by the parties in connection with this Agreement; “API Inventions” means any Invention that relates [**] to the Client IP, Client’s proprietary API, or Client Confidential Information; and “Process Inventions” means any Invention, other than an API Invention, that relates [**] to the Catalent IP, Catalent Confidential Information or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products generally.  All Client IP and API Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Agreement, except that Catalent shall have a non-exclusive, royalty-free license to such items solely to the extent necessary to perform its obligations under this Agreement.  All Catalent IP and Process Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Agreement.  The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.  Catalent hereby assigns to Client all of its right, title, and interest in and to any and all API Inventions.

ARTICLE 12
REPRESENTATIONS AND WARRANTIES

12.1                        Catalent.  Catalent represents, warrants and undertakes to Client that (A) at the time of delivery by Catalent as provided in Section 6.1, Product shall have been Processed in accordance with Applicable Laws and in conformance with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects attributable to Client-supplied Materials (including artwork, advertising and labeling); and (B) it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b)].

12.2                        Client.  Client represents, warrants and undertakes to Catalent that:

A.                                    all Client-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;

B.                                    the content of all artwork provided to Catalent shall comply with all Applicable Laws;

C.                                    all Product delivered to Client by Catalent shall be held, used and disposed of by or on behalf of the Client in accordance with all Applicable Laws, and Client will otherwise comply with all Applicable Laws in Client’s performance under this Agreement;

D.                                    Client will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if Client does not hold all necessary Regulatory Approvals to market and sell the Product;

E.                                     Client has all necessary authority to use and to permit Catalent to use pursuant to this Agreement all intellectual property related to Product or Client-supplied Materials (including artwork) and the Processing of the foregoing, including any copyrights, trademarks, trade secrets, patents, inventions and developments; and to the best of Client’s knowledge, there are no patents owned by others related to the Client IP utilized with the Product that would be infringed or misused by Client’s performance of the Agreement; and, to its knowledge, no trade secrets or other proprietary rights of others related to the Client IP utilized with the Product that would be infringed or misused by Client’s performance of this Agreement; and

F.                                      to the best of Client’s knowledge, the services to be performed by Catalent under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other intellectual property or other right held by any person or entity.

12.3                        Mutual Representation.  Furthermore, Catalent and Client both represent, warrant and undertake that no transactions or dealings under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States.

12.4                        Limitations.  THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13
INDEMNIFICATION

13.1                        Indemnification by Catalent.  Catalent shall indemnify, defend, and hold harmless Client, its Affiliates, and their respective directors, officers and employees (“Client Indemnitees”) from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) suffered by a Client Indemnitee arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights by Catalent’s performance of its activities under this Agreement (except to the extent such infringement or violation is based on Catalent’s specific use of Client IP, the API and any other intellectual property or other information provided by Client, including without limitation Client-supplied Materials), or (C) any negligence or willful misconduct by Catalent; in each case except to the extent that any of the foregoing arises out of or results from any Client Indemnitee’s negligence, willful misconduct or breach of this Agreement.

13.2                        Indemnification by Client.  Client shall indemnify, defend and hold harmless Catalent, its Affiliates, and their respective directors, officers and employees (“Catalent Indemnitees”) from and against any and all Losses suffered by a Catalent Indemnitee arising out of or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any manufacture, packaging, sale, promotion, distribution or use of or exposure to Product or Client-supplied Materials, including product liability or strict liability (except to the extent covered by Catalent’s obligations under Section 13.1), (C) Client’s exercise of control over the Processing, to the extent that Client’s instructions or directions violate Applicable Laws, (D) the conduct of any clinical trials utilizing Product or API, (E) any actual or alleged infringement or violation of any third party patent, trade secret, copyright, trademark or other proprietary rights by intellectual property or other information provided by Client, including Client-supplied Materials, or (F) any negligence or willful misconduct by Client; in each case except to the extent that any of the foregoing arises out of or results from any Catalent Indemnitee’s negligence, willful misconduct or breach of this Agreement.  In addition, Client shall indemnify, defend and hold harmless the Catalent Indemnitees from and against any and all Losses arising out of or resulting from any federal regulatory filings by or on behalf of Client or any of its Affiliates, including Losses incurred by Catalent arising from filings under 21 U.S.C. 355 and/or Section 505 of the Food and Drug Act (or non-U. S. equivalents) and related claims or proceedings (including Losses associated with Catalent’s obligation to respond to third party subpoenas).

13.3                        Indemnification Procedures.  All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, that failure to provide such notice within a reasonable period of time shall not relieve the indemnifying party of any of its obligations hereunder except to the extent the indemnifying party is prejudiced by such failure, (B) allowing the indemnifying party, if the indemnifying party so requests, to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), (C) cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party (such consent not to be unreasonably withheld, conditioned and/or delayed).

ARTICLE 14
LIMITATIONS OF LIABILITY

14.1                        CATALENT SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED CLIENT-

SUPPLIED MATERIALS, WHETHER OR NOT SUCH CLIENT-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT.

14.2                        CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE TOTAL FEES PAID BY CLIENT TO CATALENT UNDER THIS AGREEMENT FOR THE BATCH OR SERVICES GIVING RISE TO THE CLAIM.

14.3                        NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.4                        THE FOREGOING LIMITATIONS OF LIABILITY SHALL NOT APPLY TO LIABILITY ARISING IN CONNECTION WITH, CATALENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

14.5                        SUBJECT TO SECTION 14.1, SECTION 14.2 AND SECTION 14.3, ALL RIGHTS OR REMEDIES UNDER THIS AGREEMENT ARE CUMULATIVE AND IN ADDITION TO AND NOT IN LIMITATION OF ANY OTHER REMEDIES AVAILABLE TO SUCH PARTY AT LAW OR IN EQUITY.

ARTICLE 15
INSURANCE

Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following:  (A) Commercial General Liability Insurance with a per-occurrence limit of not less than $[**]; (B) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than $[**]; (C) Workers’ Compensation Insurance with statutory limits and Employers Liability Insurance with limits of not less than $[**] per accident; and (D) All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, a Catalent facility as required under this Agreement.  Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its US GAAP net worth is greater than $[**] or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $[**].  Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M.  Best rating of at least A- VII.  If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least [**] years thereafter.  Each party shall obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party.  Each party shall be named as an additional insured within the other party’s products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this Agreement.  Such waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured.  Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance.

ARTICLE 16
TERM AND TERMINATION

16.1                        Term.  This Agreement shall commence on the Effective Date and shall continue until the end of the eighth (8th) Contract Year or, if Client remains subject to meeting the Minimum Requirement, the end of eight (8th) Minimum Requirement Year, whichever is later, unless this Agreement is earlier terminated in accordance with Section 16.2 (as may be extended in accordance with this Section 16.1, the “Initial Term”).  Thereafter, this Agreement shall automatically renew for additional periods of three (3) Contract Years (each a “Renewal Term”) unless a party provides notice of its intent not to renew this Agreement at least one hundred eighty (180) days prior to the expiration of the then current Initial Term or Renewal Term (as applicable).  The Initial Term and each Renewal Term are referred to collectively as the “Term”.

16.2                        Termination.  This Agreement may be terminated immediately without further action:

A.                                    by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within 30 days, or takes any equivalent or similar action in consequence of debt in any jurisdiction;

B.                                    by either party if the other party materially breaches any of the provisions of this Agreement and such breach is not cured within [**] days after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Client to make undisputed payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within [**] days of receipt of notice of nonpayment from Catalent.

16.3                        Effect of Termination.  Expiration or termination of this Agreement shall be without prejudice to any rights or obligations that accrued to the benefit of either party prior to such expiration or termination.  In the event of a termination of this Agreement:

A.                                    Catalent shall promptly return to Client, at Client’s expense (unless the termination is made by Client pursuant to Section 16.2(A) or (B), in which case Client-supplied Materials shall be returned at Catalent’s expense) and direction, any remaining inventory of Product or Client-supplied Materials; provided, that all outstanding invoices have been paid in full;

B.                                    Client shall pay Catalent all invoiced amounts outstanding hereunder, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), all Product in process of being Processed pursuant to Purchase Orders (or, alternatively, Client may instruct Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii)); and

C.                                    in the event that this Agreement is terminated for any reason other than by Client pursuant to Section 16.2(A) or (B), Client shall pay Catalent for all costs and expenses incurred, and all noncancellable commitments made, in connection with Catalent’s performance of this Agreement, so long as such costs, expenses or commitments were made by Catalent exclusively for Client consistent with Client’s most recent Firm Commitment and the vendor’s minimum purchase obligations.

16.4                        Survival.  The rights and obligations of the parties shall continue under Articles 11 (Intellectual Property), 13 (Indemnification), 14 (Limitations of Liability), 17 (Notice), 18 (Miscellaneous); under Articles 10 (Confidentiality and Non-Use) and 15 (Insurance), in each case to the extent expressly stated therein; and under Sections 3.4 (Tooling), 7.4 (Payment Terms), 7.6 (Taxes), 7.7 (Client and Third Party Expenses), 9.1 (Recordkeeping), 9.5 (Recall), 12.4 (Limitations), 16.3 (Effect of Termination) and 16.4 (Survival), in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.

ARTICLE 17
NOTICE

All notices and other communications hereunder shall be in writing and shall be deemed given: (A) when delivered personally or by hand; (B) when delivered by electronic mail (e-mail); (C) when delivered by facsimile transmission (receipt verified); (D) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid; or (E) when delivered, if sent by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Client:                                                                                                                                          Kala Pharmaceuticals, Inc.

100 Beaver St., #201
Waltham, MA 02453

Attn:              [**]

E-Mail: [**]
Facsimile: (781)642-0399

To Catalent:                                                                                                                           Catalent Pharma Solutions, LLC

2210 Lakeshore Drive
Woodstock, IL 60098
Attn: General Manager
E-Mail: [**]
Facsimile: [**]

With a copy to:                                                                                                            Catalent Pharma Solutions, LLC

14 Schoolhouse Road
Somerset, NJ 08873

Attn: General Counsel (Legal Department)
E-Mail: [**]
Facsimile: [**]

ARTICLE 18
MISCELLANEOUS

18.1                        Entire Agreement: Amendments.  This Agreement, together with the Quality Agreement, constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the subject matter hereof.  For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to time periods prior to the date hereof or to business dealings not covered by this Agreement.  No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.

18.2                        Captions: Certain Conventions.  The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement.  Unless otherwise expressly provided herein or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular shall include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”) and (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement.  This Agreement shall be construed as if it were drafted jointly by the parties.

18.3                        Further Assurances.  The parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

18.4                        No Waiver.  Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.

18.5                        Severability.  If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.

18.6                        Independent Contractors.  The relationship of the parties is that of independent contractors, and neither party will incur any debts or make any commitments for the other party except to the extent expressly provided in this Agreement.  Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint ventures, co-partners, employer/employee or principal and agent.  Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor.

18.7                        Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns.  Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement.

18.8                        No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.

18.9                        Governing Law.  This Agreement shall be governed by and construed under the laws of the State of New York, USA, excluding its conflicts of law provisions.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

18.10                 Alternative Dispute Resolution.  Any dispute arises between the Parties in connection with this Agreement shall first be presented to the respective senior executives of the Parties for their consideration and resolution.  If such Parties’ executives cannot resolve such dispute within [**] days, then such dispute shall be submitted to arbitration by the International Institute for Conflict Prevention and Resolution, 575 Lexington Avenue, 21st Floor, New York, NY 10022 (“CPR”) by one arbitrator mutually agreed upon by the Parties.  If no agreement can be reached within [**] days after names of potential arbitrators have been proposed by the CPR, then the CPR will choose one arbitrator having reasonable experience in commercial transactions of the type provided for in this Agreement.  The arbitration shall take place in the English language in New York City, New York, in accordance with the CPR administered arbitration rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  The arbitration shall commence within [**] days of the date on which a written demand for arbitration is filed.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages.  The arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

18.11                 Prevailing Party.  In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding from the other party.

18.12                 Publicity.  Neither party will make any press release or other public disclosure regarding this Agreement or the transactions contemplated hereby without the other party’s express prior written consent, except as required under Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party as to the form, nature and extent of the press release or public disclosure prior to issuing the press release or making the public disclosure.

18.13                 Right to Dispose and Settle.  If Catalent requests in writing from Client direction with respect to disposal of any inventories of Product, Client-supplied Materials, equipment, samples or other items belonging to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, but no less than [**] attempts over a period of [**] days, Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set-off any and all amounts due to Catalent or any of its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.

18.14                 Force Majeure.  Except as to payments required under this Agreement, neither party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of, any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic or failure of suppliers, vendors, public utilities or common carriers (each a “Force Majeure Event”); provided, that the party seeking relief under this Section 18.14 shall immediately notify the other party of such cause(s) beyond such party’s reasonable control.  The party that may invoke this Section 18.14 shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable.  If the cause(s) shall continue unabated for 90 days, then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s).

18.15                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.  Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement effective as of the Effective Date.

KALA PHARMACEUTICAL, INC.

By:	/s/ Charles McDermott
	Name:	Charles McDermott
	Title:	President and Chief Business Officer

By:	/s/ Hongming Chen
	Name:	Hongming Chen
	Title:	CSO

CATALENT PHARMA SOLUTION, LLC

By:	/s/ Michael J. Valazza
	Name:	Michael J. Valazza
	Title:	Vice President Business Development
Drug Delivery Technologies

ATTACHMENT A

Validation and Stability Testing Services

Good Faith Estimate for the Commercial Start-up of KPI-121 0.25% Dry Eye and 1% Surgical product using BFS technology.

The following detail is a representative commercialization program. There are two key stages to commercialization:

Stage	Description	Estimated Duration
1	Commercial Equipment/Tooling Build	[**]
2	Process Validation and Commercial Launch	[**]

Comments:

a)             Duration of each stage is a preliminary estimate based on assumptions documented herein

b)             Stages may overlap, or may not be contiguous, as based on customer’s direction

c)              A detailed project timeline can be developed with Kala Rx upon project approval

KPI-121 0.25% Dry Eye Commercialization Steps and Estimated Costs:

Stage 1: Commercial Equipment/Tooling Build

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Stage 2: Commercial Launch Activities

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]	[**]	[**]

KPI-121 1% Surgical Product Commercialization Steps and Estimated Costs:

Stage 1: Commercial Equipment/Tooling Build

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

Stage 2: Commercial Launch Activities

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]

Activities Description:

STAGE 1: COMMERCIAL EQUIPMENT/TOOLING BUILD

The output of this stage is [**].

Deliverables:

[**]

Quality System Documentation

[**]

STAGE 2: COMMERCIAL LAUNCH ACTIVITIES

Included in this stage will be [**].

Deliverables:

[**]

Quality System Documentation

[**]

[**]

Commercial Pricing Estimate: Per Attachment C

Product	Labeled(Optional)
KPI-121 0.25% Dry Eye	Label and carton single bottles with insert
KPI-121 1% Dry Eye	Label and carton single bottles with insert

[**]

Pricing Notes/Assumptions:

[**]

ATTACHMENT B

SPECIFICATIONS

I.                                        Client-Supplied Materials (and associated specifications)

[**]

II.                                   Raw Materials (including components, packaging, etc. and associated specifications)-

[**]

Each supplier, manufacturer and vendor set forth in this Section is qualified by Catalent.

III.                              Product Specifications (including Batch size)

Specification for Product to be provided by Client following Regulatory Approval.

	1% Surgical Product	0.25% Dry Eyes Product
Commercial Scale
Diluent Batch Size (L)	[**]	[**]
Amount of Filtered Diluent Required per batch (kg)	[**]	[**]
Diluent Tank Size (L)	[**]	[**]
Final Product Batch Size (kg)	[**]	[**]
Final Product Tank Size (L)	[**]	[**]
# of Pallets per Batch to be stored at [**] deg C or CRT ([**] deg C)	[**]	[**]

IV.                               Additional Requirements

[**].

V.                                    Vendors

[**]

VI.                               Testing to be performed by Catalent

[**]

VII.                          Client-Owned Tooling and Equipment

[**]

ATTACHMENT C

UNIT PRICING, FEES AND MINIMUM REQUIREMENT

Commercial Unit Pricing

Product	Dosage Form / Unit Strength	Annual Unit Tiers	Bulk Price	Fully Packaged(1)
KPI-121, 1% Surgical Product	Sterile Topical Eye Drops: 3.2 mL fill in 5 cc multidose bottle in [**] L batches	[**]	[**]	[**]
		[**]	[**]	[**]
		[**]	[**]	[**]
KPI-121, 0.25% Dry Eyes Product	Sterile Topical Eye drops/8.2 mL fill in a 10 cc multidose bottle in [**]L Batches	[**]	[**]	[**]
		[**]	[**]	[**]
		[**]	[**]	[**]

Sublotting for finished Products

Fully
Product	Sublotting Samples(2)		Bulk Price	Packaged(1)
KPI-121, 1% Surgical Product	Sterile Topical eye drops - Sample -11.5 mL in 5 cc multidose bottle	Sublotting Fee/Batch	[**]	[**]
KPI-121, 0.25% Dry Eyes Product	Sterile Topical Eye drops - Sample - 2.7mL in a 10ml cc multidose bottle

(1) Packaging will consist of wrap around label, individual carton and insert

(2) The minimum for a sublotted batch will be [**] percent ([**]%) of total units in a Batch.

•                                          One unit (“Unit”) is one multi-dose bottle of 5cc or 10cc containing 1.5ml, 2.7ml, 3.2 mL or 8.2mL of Product.

•                                          [**].

MINIMUM REQUIREMENT

Minimum Requirement Year	Aggregate Product Minimum Requirement
	1% Surgical Product, Units (MM)	0.25% Dry Eyes Product, Units (MM)
Minimum Requirement Year 1*	[**]	[**]
Minimum Requirement Year 2	[**]	[**]
Minimum Requirement Year 3	[**]	[**]
Minimum Requirement Year 4	[**]	[**]
Minimum Requirement Year 5	[**]	[**]
Minimum Requirement Year 6	[**]	[**]

Minimum Requirement Year 7	[**]	[**]
Minimum Requirement Year 8	[**]	[**]

*Any Units purchased by Client for resale shall count towards the Minimum Requirement, even if purchased by Client prior to Minimum Requirement Year 1.

ATTACHMENT D

PRODUCT MAINTENANCE SERVICES & OTHER RELATED SERVICES

Product Maintenance Services:

Product Maintenance Services are comprised of the following:

[**].

The following services and items are not included in Product Maintenance Services:

[**].

“Major Regulatory Authority” means each of the following Regulatory Authorities: FDA (for the USA) and the equivalent for EMEA.

FEES

Type of Fee	Amount	Payable
Product Maintenance Services	[**]	[**]

Government Inspection by a non-Major Regulatory Authority (under Section 9.3)	[**]	[**]